                                                                   EXHIBIT 10.35



                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into this 11th day of May, 2000 by and between eSat, Inc., a Nevada corporation ("eSat"), and Leon Shpilsky ("Executive"), to be effective as of May 8, 2000 (the "Effective Date"), and is based in part on the existence of the following facts:

                                    RECITALS

        A. eSat has been formed to, among other things, provide technology to internet businesses and satellite communications systems; and

        B. The Executive has certain expertise in technology and management issues concerning entities such as eSat; and

        C. eSat desires to employ Executive in the capacity of Senior Vice President - Managing Director of European Operations and Executive desires to accept employment with eSat pursuant to the provisions of this Agreement.

                               TERMS OF EMPLOYMENT

        In consideration of the mutual promises, covenants, terms and conditions set forth below, eSat and the Executive agree as follows:

        1. Employment. eSat hereby employs Executive as a Senior Vice President
- Managing Director of European Operations of eSat for and during the term hereof subject to the reasonable discretion of eSat's Board of Directors and Executive hereby accepts such employment. Beginning on or before July 15, 2000, and continuing for a period of not less than twelve months thereafter, Executive shall be based at eSat's office in Western Europe.

        2. Duties of Executive. The Executive shall have the duties, responsibilities and authorities set forth in the position description, attached hereto as Exhibit "A," and as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer or the Board of Directors. The Executive agrees to devote the Executive's full time, best efforts, abilities, knowledge and experience to the faithful performance of the duties, responsibilities and authorities which reasonably may be assigned to the Executive and which are consistent with the Executive's position.

        3. Term. This Agreement shall be effective as of the Effective Date and shall continue in force and effect for a period of 36 months thereafter (the "Term") unless terminated as provided in Section 6 hereof. At the end of the Term, this Agreement will automatically renew for successive one year terms (each a "Renewal Term"), unless either party provides written notice no less than 120 days prior to the end of any subsequent Renewal Term of such party's intention not to renew the Agreement.

        4. Compensation. eSat shall pay the Executive, as full compensation for services rendered by the Executive under this Agreement, as follows:

        (a) Base Salary. eSat initially shall pay the Executive a base salary (the "Base Salary") at the rate of $125,000 per year. Such Base Salary for each year shall be paid by eSat to the Executive in equal semi-monthly installments. The Executive's salary shall be reviewed for increase by the Board of Directors no less than annually thereafter.

        (b) Bonus Compensation. Each year during the Term (and any subsequent Renewal Term) , Executive shall be eligible to earn an annual bonus ("Bonus Compensation") based upon Executive's performance as determined by eSat's Board of Directors. Such Bonus Compensation, if any, shall be determined by eSat and paid to the Executive within 30 days after completion of eSat's annual audited financial statements.

        (c) Salary Adjustment. The parties hereto intend that during the time that Executive is based in Western Europe, Executive's monthly net cash compensation (after payment of all U.S. and Austrian taxes and reasonable living expenses) will not be lower than such compensation would have been had Executive been employed by eSat at the same gross compensation level in Los Angeles, California. If Executive's net cash compensation during any month during the Term or a Renewal Term is less than the monthly compensation that would be received by Executive had he been based in Los Angeles, California (as determined by Executive, subject to review and approval by eSat), eSat shall pay Executive a cash salary adjustment to compensate for such difference. Such salary adjustment (if any) shall be paid within 30 days of the end of each month for which such adjustment is due. The parties hereto understand and agree that, at the end of each Term or Renewal Term, the aggregate amount of such monthly adjustments shall be subject to review and further adjustment consistent with the intent of this paragraph.

        5. Employment Benefits. In addition to the compensation payable to the Executive hereunder, the Executive shall be entitled to the following benefits commencing on the Effective Date:

        (a) Employment Benefits. As an employee of eSat, the Executive shall participate in and receive such fringe benefits as may be in effect from time to time for regular, full-time employees in similar positions with eSat, including, but not limited to, an expense account to be used solely for business purposes. In addition, effective upon execution of this Agreement, Executive will be provided worldwide health/dental insurance coverage for himself and his dependents.

        (b) Vacation Time. The Executive shall be entitled to twenty paid vacation business days per year. Such vacation may not be cumulated from year to year.

        (c) Sick Time. Executive will receive five paid sick days per year, which will be available to Executive for actual days off for illness. Unused sick days will not accrue from year to year.



                                       2.

        (d) Professional Meetings. The Executive also shall be entitled to five paid days per year in which to attend conferences or seminars. The costs of the Executive's attendance at such conferences or seminars shall be borne by eSat. This provision shall not be construed to limit Executive's ability to travel for business purposes or eSat's reimbursement for pre-approved expenses incurred in such business travel.

        (e)    Stock Options.

                (1) Grant of Options. Executive shall be granted 300,000 eSat common stock options (the "Options") with an exercise price of $3.00 per share.

                (2) Vesting. The Options shall vest 100,000 per each year covered by this Agreement, subject to subsection (c) below.

                (3)     Accelerated Vesting.

                        (a) Termination Without Cause. If Executive is terminated without cause, the Options shall vest as follows: (i) if Executive has been employed by eSat for at least one year and one day, 200,000 of the Options shall immediately vest upon such termination; and (ii) if Executive has been employed by eSat for at least two years and one day all 300,000 of the Options shall immediately vest upon such termination. If Executive is terminated for cause (as defined in Section 6(c) below), all unvested options shall be forfeited.

                        (b) Change in Control. All unvested Options shall immediately vest upon the occurrence of a change in control as defined in Section 7 hereof.

        (f) Automobile Allowance. eSat will provide Executive with a monthly automobile expense allowance, which shall include an allowance for monthly automobile lease or rental payments, automobile insurance, repairs, tax, title and registration fees. In addition, Executive shall be provided a gasoline expense allowance sufficient to cover all business-related and reasonable and normal personal commuting expenses.

        (g) Moving Expenses. eSat shall pay all reasonable and pre-approved moving/relocation expenses related to Executive and his family's relocation to Western Europe.

        6. Termination. This Agreement and the Executive's employment hereunder may be terminated without any breach of this Agreement at any time only by reason of and in accordance with the following provisions:

        (a)    Death. The Executive's death.



                                       3.

        (b) Total Disability. The Executive shall be prevented from performing the Executive's duties hereunder by reason of becoming totally disabled as hereinafter defined. For purposes of this Agreement, the Executive shall be deemed to have become totally disabled when (i) the Executive either receives "total disability benefits" under (a) Social Security, or (b) eSat's disability plan, if any (whether funded with insurance or self-funded by eSat), or (ii) the Board of Directors of eSat, upon the written report of a qualified physician designated by the Board of Directors of eSat or its insurers, shall have determined that the Executive has become physically and/or mentally incapable of performing the Executive's duties under this Agreement on a permanent basis. The foregoing notwithstanding, if Executive suffers an illness or injury which prevents executive from attending to Executive's duties hereunder for a period of six consecutive months during any 12 month period during the Term, or any subsequent Renewal Term, Executive will be considered "totally disabled".

        (c) Termination by eSat for Cause. eSat may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive. For purposes of this Agreement, a "discharge for cause" shall mean termination of the Executive for one or more of the following reasons:

                (1) Mismanagement or neglect of the Executive's duties as determined by eSat's Board of Directors after notice to the Executive of the particular details thereof and a period of thirty (30) days thereafter within which to cure each such act or acts of mismanagement or neglect, and the failure of the Executive to cure such act or acts within such 30-day periods;

                (2) Conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude; or

                (3) The Executive's failure to comply with any material provision of this Agreement that has not been cured within 10 days after notice of such noncompliance has been given by eSat to the Executive.

        (d) Termination with Notice. Either party may terminate this Agreement, for a reason other than as set forth herein or without reason at any time upon 90 days written notice to the other party.

        (e) Termination by the Executive for Cause. The Executive may terminate this Agreement at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances:

                (1) The assignment to the Executive of duties that are materially inconsistent with the Executive's position with eSat immediately prior to such change or a material adverse alteration or diminution in the nature or status of the Executive's authority, duties or responsibilities from those in effect immediately prior thereto; or



                                       4.

                (2) Any failure by eSat to comply with any material provision of this Agreement (including the failure by eSat to materially comply with any of the provisions of Sections 4 or 5) that has not been cured within 30 days after notice of such noncompliance has been given by the Executive to eSat.

        7. Change of Control. In the event eSat merges into, combines or consolidates with, is acquired by, sells its assets to, or engages in any other transaction or series of related transactions with one or more third parties (the "Acquirer") through which, directly or indirectly, the Acquirer and its Affiliates (as defined in the Rules promulgated under the Securities Act of 1933, as amended) obtain beneficial ownership of more than 50% of eSat's outstanding voting equity securities (including pre-transaction shares or interests owned by the Acquirer and its Affiliates), a Change in Control shall have occurred. In the event this Agreement is terminated without cause following a Change in Control, Executive will receive the compensation set forth in
Section 8(b).

        8. Compensation on Termination.

        (a) In the event this Agreement is terminated pursuant to Section 6, sub-sections (a), (b) or (c), the Executive shall be entitled only to that compensation which is accrued through the effective date of termination. Such compensation includes Base Salary, accrued vacation and accrued earned bonus, if any.

        (b) In the event this Agreement is terminated pursuant to Section 6, sub-sections (d) or (e) or Section 7 (in the event the Executive's employment is not continued by the successor entity) the Executive shall be entitled to all compensation and benefits for a 90-day period following such termination. Such compensation and benefits shall be paid in three monthly installments; provided, however, that if this Agreement is terminated pursuant to Section 6, -------- ------- subsections (d) or (e) or Section 7, during the first 12 months of this Agreement, Executive shall be entitled to all compensation and benefits for the entire initial 12-month period, including vested Options. Such compensation and benefits will be paid monthly.

        9. Confidentiality, Intellectual Property And Non-Competition.

        (a) As used herein "Confidential Information" shall mean all information concerning eSat and its subsidiaries, and their business of providing various forms of technology to internet and communications companies (collectively the "eSat Business") which information is not generally available to the public and is valuable to the eSat Business, as the eSat Business may evolve in the future, including, but not limited to, customer lists, customer information, business relationships, trade secrets, technical know-how, processes, methods, techniques, procedures, expertise, software programs, data bases, documentation, financial data, personnel information, marketing strategies and programs, and pricing information, and all other data and information treated by eSat and its subsidiaries, as Confidential Information. Confidential Information shall not



                                       5.

               include any information or data which (1) is available to the public, (2) becomes public information or widely known through no fault of Executive.

        (b) Executive acknowledges that during the course of Executive's employment with eSat, Executive will have learned or developed in trust and confidence Confidential Information owned by eSat or its subsidiaries. At all times during Executive's employment with eSat and after the termination thereof, Executive shall maintain the Confidential Information in strict confidence and shall not divulge the Confidential Information to any person, corporation or other entity, or use in any manner, or knowingly allow another to have access to the Confidential Information.

        (c) Executive agrees that, except as required in the performance of Executive's duties, Executive will not, at any time during Executive's employment or any time after the termination of Executive's employment, use, publish, or otherwise disclose in any way to any person, firm or corporation any Confidential Information of eSat or its subsidiaries, or of any other party to which eSat or its subsidiaries, owes an obligation of confidence, and which has not become a part of the public domain through no fault of Executive.

        (d) All notes, reports, studies, data, computer printouts, financial information, business plans, analysis, or other documents created by or given to Executive during employment concerning or related to the eSat Business in all media forms, and whether or not containing or relating to Confidential Information, are the property of eSat and will be promptly delivered to eSat upon the termination of Executive's employment.

        (e) Executive agrees that, at all times during Executive's employment with eSat and for a period of two years thereafter, Executive shall not hire any employee of eSat or its subsidiaries or to induce any employee of eSat or its subsidiaries to terminate his or her employment with eSat or its subsidiaries.

        (f) Executive recognizes and affirms that in the event of breach by Executive of any of the provisions of this Section 9, money damages would be inadequate and eSat would have no adequate remedy at law. Accordingly, Executive agrees that eSat shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Executive's obligations under this Section 9 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 9.

        (g) If any of the provisions of this Section 9 are determined by arbitration or adjudicated to be excessively broad as to: (1) geographic area, (2) the nature of the business activity involved, (3) duration in time, or (4) any other attribute, the parties authorize the court construing the same to modify the excessively broad provisions to such limited extent as is reasonable, given the original express of



                                       6.

               intent of the parties, and to enforce the restriction as modified or to eliminate the restriction if it cannot be reasonably modified. Any provisions of this Agreement not so modified or eliminated shall remain in full force and effect.

        (h) Executive agrees that, except as otherwise required by law and excluding proceedings under Section 10 hereof in which eSat and the Executive are adverse to one another, Executive will not at any time without the prior consent of eSat discuss or otherwise divulge to any person or entity other than Executive's legal counsel any opinion, information, evidence or testimony which Executive is to offer in any litigation, arbitration, or other adversarial proceeding in which eSat, its interests or the interests of its subsidiaries or shareholders are directly or indirectly involved. If Executive is contacted by or approached by any person or entity to discuss or disclose any such matters, Executive will immediately report the occurrence to eSat. If Executive is served with legal process of any kind which requires Executive to disclose any such matters, Executive will immediately report such service to eSat, provide eSat with copies of the process, and decline to respond to the process until: (1) the last date permitted for response to the process, or (2) eSat's counsel shall have determined how to proceed in eSat's best interest, whichever event shall first occur. The covenants given by Executive under this Section 9 will survive the termination of Executive's employment.

        10. Arbitration of Disputes.

        (a) Arbitration. All Arbitration Claims (defined below) between the parties shall be resolved by submission to final and binding arbitration under the rules of the American Arbitration Association ("AAA"). The parties may agree on a retired judge from the AAA panel. If they are unable to agree, AAA will provide a list of three available judges and each party shall strike one. The remaining judge shall serve as the arbitrator for purposes of resolving such dispute. The parties agree that arbitration must be initiated within 60 days after a party delivers a notice of intention to arbitrate pursuant this Section 10.

        (b) Initiation of Arbitration; Submission Agreement. Any party to this Agreement may initiate arbitration of a dispute subject to this Paragraph, by sending written notice of an intention to arbitrate by registered or certified mail to all other parties and to AAA. The notice shall contain a description of the Arbitration Claim(s) asserted by the party, the amount involved and the remedy sought. In the event a demand for arbitration is made by any party to this Agreement, the parties agree to execute a Submission Agreement provided by AAA, in a form customarily used by AAA, setting forth (i) the rights of the parties if the matter is arbitrated and (ii) the rules and procedures to be followed at the arbitration hearing. Notwithstanding anything to the contrary contained in this Agreement, each party shall bear its own legal, consulting and expert witness fees in connection with any arbitration proceeding under this Section 10.



                                       7.

        (c) One-Year To Initiate Arbitration Claim. The parties agree that arbitration must be initiated within one year after the occurrence of the events on which any Arbitration Claim is based, and a party's failure to initiate arbitration within such one-year period constitutes an absolute bar to the institution of any new proceedings.

        (d) "Arbitration Claim" Defined. For purposes of this Agreement, "Arbitration Claims" shall mean any contract, tort, statutory or other claim, demand, cause of action or dispute asserted by any party to this Agreement against any other party to this Agreement, arising out of or related to (i) this Agreement or any modification, amendment or supplement thereof, or (ii) the employment relationship between the parties.

        (e) Intent of the Parties - Adequate Consideration. By this provision, it is the intent of the parties to establish procedures to accomplish the informal and inexpensive resolution of any Arbitration Claim between the parties without resort to litigation. The parties agree that their mutual, binding promises to arbitrate any Arbitration Claim between them represent valuable and adequate consideration for the enforceability of this provision.

        (f) Attorneys Fees. The prevailing party in any such arbitration shall be entitled to recover all costs incurred and reasonable attorneys fees from the other party in addition to any other relief granted or awarded.

        NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED OR PROVIDED FOR IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER CALIFORNIA LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

        WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.




        eSat's Initials                            Executive's Initials


                                       8.

        11. General Provisions.

        (a) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or via telecopier or on the date deposited in a receptacle maintained by the United States Postal Service (or the equivalent foreign postal service) for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:

        If to the Executive:        Leon Shpilsky

                                    ----------------------------------------

                                    ----------------------------------------

                                    ----------------------------------------

                                    Fax:
                                         -----------------------------------

        If to eSat:                 eSat, Inc.
                                    10 Universal City Plaza, Suite 1125
                                    Universal City, California  91608
                                    Attention;  Michael C. Palmer
                                    Fax: (818) 464-2799

        Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

        (b) Severability. If any provision contained in this Agreement is determined by a court of competent jurisdiction to be void, illegal or, subject to Section 9(g) hereof, unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

        (c) Waiver, Modification, and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by eSat and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

        (d) Binding Effect. This Agreement shall be binding and effective upon eSat and its successors and permitted assigns, and upon the Executive and the Executive's heirs and representatives; provided, however, that eSat shall not assign this Agreement without the written consent of the Executive.



                                       9.

        (e) Governing Law. The parties intend that the laws of the State of California should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

        (f) Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

        (g) Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes any prior written or oral expressions of the subject matter hereof.

        (h) Assignment. This Agreement is not assignable by either party and neither party may delegate its duties hereunder without securing the prior written consent of the other party; provided, however, that eSat may assign this Agreement to a successor entity in the course of any transaction or series of related transactions in which eSat sells or disposes of its assets or is not a surviving entity and a Change in Control occurs, if and only if, the successor entity upon consummation of the Change in Control transactions assumes eSat's obligations hereunder in writing.

        The parties have executed this Agreement as of the Effective Date.

                                            ESAT, INC.



                                            By:
                                                --------------------------------
                                            Name:  Michael C. Palmer
                                            Title: President and CEO




                                            ------------------------------------
                                            LEON SHPILSKY



                                      10.

                                    EXHIBIT A

                              Position Description

Executive shall have the title of Senior Vice President - Managing Director of European Operations with eSat, and shall be primarily responsible for overseeing the day-to-day European operations of eSat. Executive shall also perform such duties as are directed by, and shall report directly to, the Board of Directors of eSat.



                                      11.